Exhibit 99.1

NEWS

From Beacon Roofing Supply, Inc., Herndon, VA	For Use Upon Receipt

Beacon Roofing Supply Completes its Acquisition of Roofing Supply Group

HERNDON, VA, October 1, 2015 (BUSINESS WIRE) — Beacon Roofing Supply, Inc. (Nasdaq: BECN) (“Beacon”) announced today that it successfully completed its previously announced acquisition of Roofing Supply Group (“RSG”), a leading roofing products distributor owned by investment firm Clayton, Dubilier & Rice (“CD&R”), in a cash and stock transaction valued at approximately $1.1 billion (based upon a ten-day volume weighted average price of Beacon common stock as of July 24, 2015). Completion of the RSG acquisition strengthens Beacon’s position as the largest publicly traded roofing materials and related products distributor in the U.S., with approximately $3.6 billion in pro forma revenues. Beacon now has a significantly expanded geographic footprint that includes 359 locations in 45 states, with an enhanced presence in the Southern and Western United States and the Pacific Northwest.

Paul Isabella, President & CEO of Beacon, stated: "We are pleased to announce the completion of the RSG acquisition and we look forward to an efficient integration of these two great companies. I want to thank the Beacon and RSG teams who worked together tirelessly and cooperatively to complete the successful financing of the transaction and closing process efficiently and on schedule. Today’s combining of our talented employees will help drive growth, enhance service to our valued customers, offer better career opportunities to all of our employees, and create even greater value for our shareholders. This is a milestone day in the long and successful history of Beacon.”

In connection with the closing of the transaction, Beacon appointed Nathan Sleeper, a partner at CD&R, and Philip W. Knisely, former Chairman of RSG and an advisor to the CD&R funds, to its board of directors, effective immediately. Mr. Sleeper has worked for CD&R for over 15 years. He leads the firm’s investment activity in the industrial sector and serves on its Investment and Management Committees. He is on the boards of six CD&R portfolio companies. Prior to joining CD&R, Mr. Sleeper worked for Goldman Sachs & Co. and Tiger Management. Mr. Sleeper holds a bachelor’s degree from Williams College and an MBA from Harvard Business School.

Mr. Knisely is Chairman of Atkore International, a leading designer, manufacturer and distributor of electrical and metal products. He spent a decade as Executive Vice President and Corporate Officer of Danaher Corporation. Prior to Danaher, Mr. Knisely co-founded Colfax Corporation served as President and Chief Executive Officer. Mr. Knisely also was President and Chief Executive Officer of AMF Industries and spent ten years at Emerson Electric. He serves on the board of trustees of the Darden School Foundation at the University of Virginia, where he received his M.B.A. Mr. Knisely also was a GM Fellowship Scholar at General Motors Institute, where he earned a B.S. in industrial engineering.

"We are pleased to welcome Nate and Phil to our Board of Directors," said Robert R. Buck, Beacon's Chairman. "Their broad executive and operational experience, particularly in industrial distribution and acquisitions, will be extremely valuable for Beacon as we move forward with our planned growth and development.” Mr. Sleeper added: "Phil and I are excited about joining Beacon's Board of Directors. Today’s combination of RSG and Beacon solidifies Beacon’s foundation for long-term value creation. Phil and I look forward to playing constructive roles in helping Beacon realize the full benefits of this strategic alignment."

The RSG acquisition provides significant financial benefits:

•	Immediately Accretive to Beacon's Adjusted Earnings per Share: Beacon expects the acquisition will be immediately accretive to fiscal 2016 adjusted earnings per share and meaningfully more accretive thereafter.

•	Tax-Efficient Structure: The acquisition has been structured as a reorganization to achieve optimal tax treatment, and is expected to enable the combined company to retain all advantageous tax attributes associated with RSG, including approximately $130 million in net operating losses, existing intangible deductions of approximately $190 million and transaction-related deductions of approximately $50 million.

•	Strong Financial Profile: Through its recently completed financing, Beacon enjoys ample liquidity, with approximately $265 million of available borrowing capacity. Beacon expects rapid de-levering to result from the realization of cost savings, earnings expansion, strong cash flow generation and low ongoing capital expenditures. The capital structure has taken advantage of the current low interest rate environment and established a low weighted average cost of debt.

Forward-Looking Statements

This release contains information about management's view of Beacon's future expectations, plans and prospects that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including, but not limited to, those set forth in the "Risk Factors" section of Beacon's latest Form 10-K. In addition, numerous factors could cause actual results with respect to the proposed transaction to differ materially from those in the forward-looking statements, including without limitation, the possibility that the expected synergies, cost savings and tax efficiencies from the proposed transaction will not be realized, or will not be realized within the expected time period; the risk that the Beacon and RSG businesses will not be integrated successfully; disruption from the proposed transaction making it more difficult to maintain business and operational relationships; and the risk of customer attrition. The forward-looking statements included in this press release represent Beacon's views as of the date of this press release and these views could change. However, while Beacon may elect to update these forward-looking statements at some point, Beacon specifically disclaims any obligation to do so, other than as required by federal securities laws. These forward-looking statements should not be relied upon as representing Beacon's views as of any date subsequent to the date of this press release.

BECN-F

Contact:

Beacon Roofing Supply, Inc.

Joseph Nowicki, 571-323-3940

Executive Vice President & Chief Financial Officer